Exhibit 10.1
Independent Bank Corp. 2023 Omnibus Incentive Plan

SECTION 1.    Purpose

The Independent Bank Corp. 2023 Omnibus Incentive Plan has been adopted to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, and/or consultants of the Company and its Subsidiaries and Affiliates, by providing the Company with the ability to advance the interests of the Company and its shareholders through the grant of equity and cash incentive awards.

For purposes of this Plan, capitalized terms that are not otherwise defined in the text shall have the meaning given in Section 12 of this Plan.

SECTION 2.    Administration

(a)    Committee. The Board shall administer this Plan or, if the Board elects, the Compensation Committee of the Board or any other Board committee as the Board may designate (composed of not fewer than two members of the Board) shall be appointed by the Board, at its pleasure, to administer this Plan. All references in this Plan to the “Committee” refer to the Board as a whole, unless the Board has designated and authorized a Board committee to administer this Plan.

Subject to the terms and conditions of this Plan, the Committee shall have absolute authority:

(i)    to approve Awards granted to Eligible Individuals;

(ii)    to determine whether and to what extent to grant Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, and Restricted Stock Units, Other Stock-Based Awards, Cash Awards or any combination thereof;

(iii)    to determine the number of Shares to be covered by an Award or the amount of any Cash Award;

(iv)    to approve the form of any Award Agreement and determine the terms and conditions of any Award, including the exercise price and any vesting condition, restriction, or limitation;

(v) to modify, amend, or adjust the terms and conditions (including any Performance Goals) of any Award;

(vi) to determine to what extent and under what circumstances Shares or cash payable with respect to an Award shall be deferred;

(vii) to determine under what circumstances an Award may be settled in cash, Shares, other property, or a combination of the foregoing;

(viii) to adopt, alter, and repeal such administrative rules, guidelines, and practices governing this Plan as the Committee shall from time to time deem advisable;

(ix) to establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable;

(x) to interpret the terms and provisions of this Plan and any Award issued under this Plan (and any Award Agreement);

(xi) to decide all other matters that must be determined in connection with an Award; and

(xii) to otherwise administer this Plan.

(b)    Procedures.

(i)    The Committee may act only by a majority of its current members, except that the Committee may, unless prohibited by applicable law or the listing standards of the Applicable Exchange, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. The Committee make revoke any allocation or delegation of its authority at any time.

(ii)    The Board may exercise any authority granted to the Committee. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

(c)    Discretion of the Committee. Any determination made by the Committee or pursuant to delegated authority under the provisions of this Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of this Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of this Plan shall be final, binding, and conclusive on all persons, including the Company, Participants, and Eligible Individuals. Any determination made by the Committee or pursuant to delegated authority under the provisions of this Plan, including conditions for grant or vesting and the adjustment of Awards pursuant to Section 3(d) need not be the same for each Participant.

(d)    Cancellation or Suspension. Subject to Section 5(c), the Committee shall have full power and authority to determine whether, to what extent and under what circumstances to cancel or suspend any Award.

(e)    Award Agreements. The terms and conditions of each Award, as determined by the Committee, shall be set forth in a written (or electronic) Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of an Award. The effectiveness of an Award shall be subject to the Participant’s timely acceptance of the Award Agreement.

(f)    Minimum Vesting Period. Notwithstanding any provision of this Plan to the contrary, Awards to be settled in Shares shall not have a designated vesting period of less than one year, except for Awards to be settled in Shares granted with respect to a maximum of five percent (5%) of the Shares authorized in the first sentence of Section 3(a).

(g)    Section 16(b). The provisions of this Plan are intended to ensure that no transaction under this Plan is subject to (and all such transactions will be exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act (“Section 16(b)”). Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).

SECTION 3.    Common Stock Subject to Plan; Other Limits

(a)    Plan Maximums. The maximum number of Shares that may be granted pursuant to Awards under this Plan shall be 1,250,000, less one Share for every one Share that is subject to an award that was granted under the Company’s Second Amended and Restated 2005 Employee Stock Plan (the “Prior Plan”) after December 31, 2022 and prior to the Effective Date. The maximum number of Shares that may be granted pursuant to Stock Options intended to be Incentive Stock Options shall be 250,000 Shares. Shares subject to an Award under this Plan may be authorized and unissued Shares or treasury Shares. On and after the Effective Date, no new awards may be granted under the Prior Plan, it being understood that (i) awards outstanding under the Prior Plan as of the Effective Date shall remain in full force and effect according to their terms, and (ii) no Shares subject to an award under the Prior Plan, including in respect of any awards under the Prior Plan that are forfeited, terminated or expired, shall again be available for Awards under this Plan

(b)    Individual Limits. No Participant may be granted during any fiscal year of the Company Awards settled in Shares in excess of 100,000 Shares, or (ii) Cash Awards with a target value in excess of $4,000,000.

(c)    Rules for Calculating Shares Issued. To the extent that any Award is forfeited, terminates, expires or lapses instead of being exercised, or any Award is settled for cash, the Shares subject to such Award that are not delivered as a result thereof shall again be available for Awards under this Plan. If the exercise price of any Stock Option or Stock Appreciation Right and/or the tax withholding obligations relating to any Award are satisfied by delivering Shares (either actually or through a signed document affirming the Participant’s ownership and delivery of such Shares) or withholding Shares relating to such Award, the gross number of Shares subject to the Award shall nonetheless be deemed to have been granted for purposes of the first sentence of Section 3(a).

(d)    Adjustment Provisions.

(i)    In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of the Company’s direct or indirect ownership of a Subsidiary or Affiliate (including by reason of a Disaffiliation), or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (A) the limits set forth in Sections 3(a) and 3(b); (B) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under this Plan; (C) the number and kind of Shares or other securities subject to outstanding Awards; (D) the Performance Goals applicable to outstanding Awards; and (E) the exercise price of outstanding Awards. In the event of a Corporate Transaction, such adjustments may include (I) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee in its sole discretion (it being understood that in the event of a Corporate Transaction with respect to which shareholders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of a Stock Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Stock Option or Stock Appreciation Right shall be deemed conclusively valid); (II) the substitution of other property (including cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (III) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including other securities of the Company and securities of entities other than the

Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities).

(ii)    In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of the Company, or a Disaffiliation, separation or spinoff, in each case without consideration, or other extraordinary dividend of cash or other property to the Company’s shareholders, the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (A) the limits set forth in Sections 3(a) and 3(b); (B) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under this Plan; (C) the number and kind of Shares or other securities subject to outstanding Awards; (D) the Performance Goals applicable to outstanding Awards; and (E) the exercise price of outstanding Awards.

(iii)    Any adjustments made pursuant to this Section 3(d) to Awards that are considered “nonqualified deferred compensation” subject to Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code. Any adjustments made pursuant to Section 3(d) to Awards that are not considered “nonqualified deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustments, either (A) the Awards continue not to be subject to Section 409A of the Code or (B) there does not result in the imposition of any penalty taxes under Section 409A of the Code in respect of the Awards.

SECTION 4.    Eligibility

The Committee may grant Awards under this Plan to Eligible Individuals; provided, however, that Incentive Stock Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code).

SECTION 5.    Stock Options and Stock Appreciation Rights

(a)    Stock Options. The Committee may grant two types of Stock Options alone or in addition to other Awards granted under this Plan: Incentive Stock Options and Nonqualified Stock Options. The Award Agreement for a Stock Option shall indicate whether the Stock Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

(b)    Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights alone or in addition to other Awards granted under this Plan. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount in cash or Shares in value equal to the product of (i) the excess of the Fair Market Value of one Share over the exercise price of the applicable Stock Appreciation Right, multiplied by (ii) the number of Shares in respect of which the Stock Appreciation Right has been exercised. The Award Agreement shall specify whether such payment is to be made in cash or Shares, or shall reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of any Stock Appreciation Right.

(c)    Exercise Price; Prohibition on Repricing. The exercise price per Share subject to a Stock Option or Stock Appreciation Right shall be determined by the Committee and set forth in the Award Agreement, and shall not be less than the Fair Market Value of a Share on the applicable Grant Date. In no event may any Stock Option or Stock Appreciation Right granted under this Plan be amended, other than pursuant to Section 3(d), to decrease the exercise price, be cancelled in exchange for cash or other Awards or in conjunction with the grant of any new Stock Option or Stock Appreciation Right with a lower exercise price, or otherwise be subject to any action that would be treated, under the Applicable Exchange listing standards or for accounting purposes, as a “repricing” of the Stock Option or Stock Appreciation Right, unless such amendment, cancellation, or action is approved by the Company’s shareholders.

(d)    Term. The Committee shall establish the Term of each Stock Option and each Stock Appreciation Right, but no Stock Option or Stock Appreciation Right shall be exercisable more than 10 years after its Grant Date.

(e)    Exercisability. Except as otherwise provided herein, Stock Options and Stock Appreciation Rights shall be exercisable at times and subject to terms and conditions determined by the Committee.

(f)    Method of Exercise. Subject to the provisions of this Section 5, a holder may exercise vested Stock Options and Stock Appreciation Rights, in whole or in part, at any time during their Term in accordance with the methods and procedures established by the Committee in the Award Agreement or otherwise.

(g)    Delivery; Rights of Shareholders. A Participant shall not be entitled to delivery of Shares pursuant to the exercise of a Stock Option or Stock Appreciation Right until the exercise price therefor has been fully paid and applicable taxes have been withheld. Except as otherwise provided in Section 5(k), a Participant shall have all of the rights of a shareholder of the Company holding the number of Shares deliverable pursuant to a Stock Option or Stock Appreciation Right (including, if applicable, the right to vote the Shares), when the Participant (i) has given written notice of exercise, (ii) if requested, has given the representation described in Section 13(a), and (iii) in the case of a Stock Option, has paid in full for the Shares.

(h)    Nontransferability of Stock Options and Stock Appreciation Rights. No Stock Option or Stock Appreciation Right shall be transferable by a Participant other than, for no value or consideration, by will or by the laws of descent and distribution or as otherwise expressly permitted by the Committee. Any Stock Option or Stock Appreciation Right shall be exercisable, subject to the terms of this Plan, only by the Participant, the guardian or legal representative of the Participant, or any person to whom such Stock Option is transferred pursuant to this Section 5(h), it being understood that the term “holder” and “Participant” include any guardian, legal representative, and other transferee; provided, however, that the term “Termination of Service” shall continue to refer to the Termination of Service of the original Participant.

(i)    Termination of Service. The effect of a Participant’s Termination of Service on any Award of Stock Options or Stock Appreciation Rights then held by such Participant shall be set forth in the Award Agreement or any other document approved by the Committee and applicable to the Award.

(j)    Additional Rules for Incentive Stock Options. Notwithstanding any other provision of this Plan to the contrary, no Stock Option that is intended to qualify as an Incentive Stock Option may be granted to any Eligible Individual who at the time of such grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless at the time such Stock Option is granted the exercise price is at least 110% of the Fair Market Value of a Share, and such Stock Option by its terms is not exercisable after the expiration of five years from the date such Stock Option is granted. In addition, the aggregate Fair Market Value of the Common Stock (determined at the time a Stock Option for the Common Stock is granted) for which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under all of the incentive stock option plans of the Company and of any Subsidiary, may not exceed $100,000. To the extent that a Stock Option that by its terms was intended to be an Incentive Stock Option exceeds this $100,000 limit, the portion of the Stock Option in excess of such limit shall be treated as a Nonqualified Stock Option.

(k)    Dividends and Dividend Equivalents. Dividends (whether paid in cash or Shares) and dividend equivalents may not be paid or accrued on Stock Options or Stock Appreciation Rights; provided that Stock Options and Stock Appreciation Rights may be adjusted under certain circumstances in accordance with the terms of Section 3(d).

SECTION 6.    Restricted Stock

(a)    Nature of Awards. Shares of Restricted Stock are actual Shares issued to a Participant that are subject to vesting or forfeiture provisions. The Committee may grant Awards of Restricted Stock either alone or in addition to other Awards granted under this Plan.

(b)    Book Entry Registration or Certificated Shares. Shares of Restricted Stock shall be evidenced in any manner the Committee deems appropriate, including book-entry registration or issuance of one or more stock certificates. If a certificate is issued for Shares of Restricted Stock, the certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to the Award, substantially in the following form:

The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Independent
Bank Corp. 2023 Omnibus Incentive Plan and an award agreement. Copies of such plan and award agreement are on file at the offices of the Independent Bank
Corp., 288 Union Street Rockland, MA 02370.

The Committee may require that the certificates evidencing the Shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the applicable Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by the Award.

(c)    Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions and such other terms and conditions as are set forth in the Award Agreement (including the vesting or forfeiture provisions applicable upon a Termination of Service):

(i)    The Committee shall, prior to or at the time of grant, condition (A) the vesting of an Award of Restricted Stock upon the continued service of the applicable Participant, or (B) the grant or vesting of an Award of Restricted Stock upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant.

(ii)    Subject to the provisions of this Plan and the Award Agreement, a Participant shall not sell, assign, transfer, pledge or otherwise encumber an Award of Restricted Stock prior to satisfaction of all vesting conditions.

(d)    Rights of a Shareholder. Except as provided in this Section 6 or the Award Agreement, a Participant shall have the same rights as any other holder of Shares with respect to an Award of Restricted Stock, including, if applicable, the right to vote the Shares and the right to receive any dividends.

(e)    Termination of Service. The Award Agreement, or any other document approved by the Committee applicable to the Award, shall describe the effect of a Participant’s Termination of Service on any Award of Restricted Stock.

SECTION 7.    Restricted Stock Units

(a)    Nature of Awards. Restricted stock units (“Restricted Stock Units”) are Awards denominated in Shares that the Company will settle, subject to the terms and conditions of the Award Agreement, in a specified number of Shares or in an amount of cash equal to the Fair Market Value of a specified number of Shares.

(b)    Terms and Conditions. Restricted Stock Units shall be subject to the following terms and conditions and any other terms and conditions set forth in the Award Agreement (including the vesting or forfeiture provisions applicable upon a Termination of Service):

(i)    The Committee shall, prior to or at the time of grant, condition (A) the vesting of Restricted Stock Units upon the continued service of the applicable Participant, or (B) the grant or vesting of Restricted Stock Units upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant. An Award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest, at a later time specified by the Committee in the Award Agreement, or, if the Committee so permits, in accordance with an election of the Participant.

(ii)    Subject to the provisions of this Plan and the Award Agreement, a Participant shall not sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units.

(c)    Rights of a Shareholder. A Participant awarded Restricted Stock Units shall have no rights as a shareholder with respect to the Shares represented by the Restricted Stock Units unless and until Shares are actually delivered. The Award Agreement governing the Restricted Stock Units shall set forth the rights, if any, for the Participant to receive dividends that would be paid and distributions that would be made with respect to the Award of Restricted Stock Units if it consisted of actual Shares.

(d)    Termination of Service. The Award Agreement, or any other document approved by the Committee applicable to the Award, shall describe the effect of a Participant’s Termination of Service on any Award of Restricted Stock Units.

SECTION 8.    Other Stock-Based Awards

The Committee may grant Awards of Shares or Awards related to Shares not otherwise described herein in such amounts and subject to such terms and conditions consistent with the terms of this Plan as the Committee shall determine (“Other Stock-Based Awards”). Without limiting the generality of the preceding sentence, such Other Stock-Based Awards may (a) involve the transfer of actual Shares to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of Shares, (b) be subject to performance-based and/or service-based conditions, (c) be in the form of phantom stock, restricted stock, restricted stock units, performance shares, deferred share units, or share-denominated performance units, or other Awards denominated in, or with a value determined by reference to, a number of Shares that is specified at the time of the grant of such Award, and (d) be designed to comply with applicable laws of jurisdictions other than the United States.

SECTION 9.    Cash Awards

The Committee may grant Awards that are denominated and payable in cash in such amounts and subject to such terms and conditions consistent with the terms of this Plan as the Committee shall determine. With respect to a Cash Award subject to Performance Goals, the Performance Goals and the length of the performance period shall be determined by the Committee upon the grant of the Cash Award.

SECTION 10.    Change-in-Control Provisions

(a)    General. Subject to Section 3(d) and notwithstanding any other provision of this Plan to the contrary, this Section 10 shall apply to Awards (other than Annual Cash Awards), except to the extent the Committee specifically provides otherwise in an Award Agreement. With respect to Annual Cash Awards, this Section 10 shall apply only if the Committee specifically provides for its application in the plan, policy or other arrangement governing such Annual Cash Awards.

(b)    Impact of Change in Control. Upon the occurrence of a Change in Control, unless otherwise provided in the applicable Award Agreement:

(i) the applicable Performance Goal(s) for any performance-based Award( shall be deemed achieved at the greater of (x) the applicable target level and (y) the level of achievement as determined by the Committee, taking into account performance through the latest date preceding the Change in Control as to which performance can, as a practical matter, be determined, which date shall not be later than the end of the applicable performance period; and

(ii) after giving effect to Section 10(b)(i), all then-outstanding Stock Options and Stock Appreciation Rights shall become fully vested and exercisable, and all Full-Value Awards and all Cash Awards shall vest in full, be free of restrictions, and be deemed to be earned and payable in an amount equal to the full value of the Award, except in each case to the extent that another Award meeting the requirements of Section 10(c) (any award meeting the requirements of Section 10(c), a “Replacement Award”) is provided to the Participant pursuant to Section 3(d) to replace the Award (any award intended to be replaced by a Replacement Award, a “Replaced Award”).

(c)    Replacement Awards. An Award shall meet the conditions of this Section 10(c) (and qualify as a Replacement Award) if: (i) it is of the same type as the Replaced Award; (ii) it has a value equal to the value of the Replaced Award as of the date of the Change in Control, as determined by the Committee in its sole discretion consistent with Section 3(d); (iii) the underlying Replaced Award was an equity-based award, it relates to publicly traded equity securities of the Company or the entity surviving the Company following the Change in Control; (iv) it contains vesting and forfeiture terms (including with respect to vesting schedule and a Termination of Service) that are not less favorable to the Participant than those of the Replaced Award (taking into account the rights on Termination of Service set forth in Section 10(d), as applicable); and (v) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control) as of the date of the Change in Control. Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of the applicable Replaced Award if the requirements of the preceding sentence are satisfied. If a Replacement Award is granted, the Replaced Award shall not vest upon the Change in Control. The determination of whether the conditions of this Section 10(c) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(d)    Termination of Service. Notwithstanding any other provision of this Plan to the contrary and unless otherwise determined by the Committee and set forth in the Award Agreement, upon a Termination of Service of a Participant by the Company other than for Cause or by the Participant for “good reason” (if such term is defined in the Award Agreement or an Individual Agreement with the Participant; it being understood that if such term is not defined in the Award Agreement or an Individual Agreement with the Participant, the provisions set forth in this Section 10(d) that are applicable upon a termination by the Participant for “good reason” shall not apply to the Participant’s Replacement Awards as a result of this Section 10(d)) within 24 months following a Change in Control, (i) all Replacement Awards held by such Participant shall vest in full, be free of restrictions, and be deemed to be earned in full, and (ii) notwithstanding any other provision of this Plan or the Award Agreement to the contrary, any Nonqualified Stock Option or Stock Appreciation Right held by the Participant as of the date of the Change in Control that remains outstanding as of the date of the Termination of Service may thereafter be exercised until the expiration of the stated full Term of the Nonqualified Stock Option or Stock Appreciation Right.

(e)    Definition of Change in Control. For purposes of this Plan and unless otherwise provided in an Award Agreement or Individual Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

(i)    an acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange

Act) of 30% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or (4) any acquisition by any entity pursuant to a transaction that complies with clauses (1), (2) and (3) of subsection (iii) of this Section 10(e);

(ii)    a change in the composition of the Board so that the individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of two-thirds of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered as a member of the Incumbent Board; or

(iii)    the consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its Subsidiaries or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its Subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination: (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or, for a noncorporate entity, equivalent securities), as the case may be, of the entity resulting from such Business Combination (including an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding

Company Common Stock and Outstanding Company Voting Securities, as the case may be; (2) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination; and (3) at least a majority of the members of the board of directors (or, for a noncorporate entity, equivalent body or committee) of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)    shareholder approval of a complete liquidation or dissolution of the Company.
(f)    Change in Control and Section 409A. Notwithstanding any other provision of this Plan, any Award Agreement, or any Individual Agreement, with respect to any Award that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, a Change in Control shall not constitute a settlement or distribution event with respect to such Award, or an event that otherwise changes the timing of settlement or distribution of such Award, unless the Change in Control also constitutes an event described in Section 409A(a)(2)(v) of the Code and the regulations thereto. For the avoidance of doubt, this paragraph shall have no bearing on whether an Award vests pursuant to the terms of this Plan or the applicable Award Agreement or Individual Agreement.

SECTION 11.    Term, Termination and Amendment

(a)    Effectiveness. The Board approved this Plan on March 16, 2023, subject to and contingent upon approval by the Company’s shareholders. This Plan will be effective as of the date of approval by the Company’s shareholders (the “Effective Date”).

(b)    Termination. This Plan shall terminate on the tenth anniversary of the Effective Date. Any outstanding Awards shall not be affected or impaired by the termination of this Plan.

(c)    Amendments. The Committee may amend, alter, or discontinue this Plan or an Award; provided that no amendment, alteration or discontinuation shall be made that would materially impair the rights of the Participant with respect to a previously granted Award without such Participant’s consent, except to the extent necessary to comply with applicable law, including Section 409A of the Code, Applicable Exchange listing standards, or accounting rules. In addition, no amendment shall be made without the approval of the Company’s shareholders to the extent such approval is required by applicable law or the listing standards of the Applicable Exchange or as contemplated by Section 5(c).

SECTION 12.    Definitions

For purposes of this Plan, the following terms are defined as set forth below:

(a)    “Affiliate” means a company or other entity controlled by, controlling, or under common control with the Company.

(b)    “Annual Cash Award” means a Cash Award that relates to an annual performance period and is not valued based on the Fair Market Value of a Share.

(c)    “Applicable Exchange” means the Nasdaq or such other securities exchange as may at the applicable time be the principal market for the Common Stock.

(d)    “Award” means a Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Stock-Based Award or Cash Award granted pursuant to the terms of this Plan.

(e)    “Award Agreement” means a written or electronic document or agreement setting forth the terms and conditions of a specific Award.

(f)    “Board” means the board of directors of the Company.

(g)    “Business Combination” has the meaning set forth in Section 10(e)(iii).

(h)    “Cash Award” means a cash-settled Award granted pursuant to Section 9.

(i)    “Cause” means, unless otherwise provided in an Award Agreement, (i) “Cause” as defined in any Individual Agreement to which the Participant is a party as of the Grant Date, or (ii) if there is no such Individual Agreement or if it does not define Cause: (A) conviction of, or plea of guilty or nolo contendere by, the Participant for committing a felony under federal law or the law of the state in which such action occurred, (B) willful and deliberate failure on the part of the Participant in the performance of his or her employment duties in any material respect, (C) dishonesty in the course of fulfilling the Participant’s employment duties, (D) a material violation of the Company’s ethics and compliance program, code of conduct, or other material policy of the Company or (E) prior to a Change in Control, any other events as determined by the Committee.

(j)    “Change in Control” has the meaning set forth in Section 10(e).

(k)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include regulations and guidance, as well as any successor provision of the Code.

(l)    “Committee” means the Board or any Board committee designated to administer this Plan as permitted under Section 2.

(m)    “Common Stock” means common stock, $0.01 par value per share, of the Company.

(n)    “Company” means Independent Bank Corp., a Massachusetts corporation, or its successor.

(o)    “Corporate Transaction” has the meaning set forth in Section 3(d).

(p)     “Disability” means, unless otherwise provided in an Award Agreement, (i) “Disability” as defined in any Individual Agreement to which the Participant is a party, or (ii) if there is no such Individual Agreement or it does not define “Disability,” permanent and total disability as determined under the Company’s long-term disability policy applicable to the Participant; provided, however, to the extent necessary to avoid tax penalties under Section 409A of the Code, “Disability” means “disability” as defined in Section 409A(a)(2)(C) of the Code.

(q)    “Disaffiliation” means a Subsidiary’s or an Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.

(r)    “Effective Date” has the meaning set forth in Section 11(a).

(s)    “Eligible Individuals” means officers, employees and consultants of the Company or any of its Subsidiaries or Affiliates.

(t)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(u)    “Fair Market Value” means, except as otherwise determined by the Committee, the mean between the highest and lowest sales prices per Share on the Applicable Exchange on the date of measurement, as quoted in the Wall Street Journal (or in such other reliable publication as the Board, in its discretion, may determine to rely upon), or, if Shares were not traded on the Applicable Exchange on such measurement date, then on the immediately preceding date on which Shares were traded on the Applicable Exchange. If there is no regular public trading market for

Shares, the Fair Market Value of a Share shall be determined by the Committee in good faith and, to the extent applicable, such determination shall be made in a manner that satisfies Sections 409A and 422(c)(1) of the Code.

(v)    “Full-Value Award” means any Award other than a Stock Option, Stock Appreciation Right or Cash Award.

(w)    “Grant Date” means (i) the date on which the Committee by vote, including pursuant to unanimous written consent, selects an Eligible Individual to receive a grant of an Award and determines the number of Shares, or the formula for earning a number of Shares, to be subject to an Award or the cash amount subject to such Award, or (ii) such later date as the Committee shall provide in the vote or unanimous written consent.

(x)    “Incentive Stock Option” means any Stock Option designated in the Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code, and that in fact so qualifies.

(y)    “Incumbent Board” has the meaning set forth in Section 10(e)(ii).

(z)    “Individual Agreement” means an employment, consulting or similar agreement between a Participant and the Company or one of its Subsidiaries or Affiliates, and, after a Change in Control, a change in control or salary continuation agreement between a Participant and the Company or one of its Subsidiaries or Affiliates. If a Participant is party to both an employment agreement and a change in control or salary continuation agreement, the employment agreement shall be the relevant “Individual Agreement” prior to a Change in Control, and, the change in control or salary continuation agreement shall be the relevant “Individual Agreement” after a Change in Control.

(aa)    “Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

(bb)    “Other Stock-Based Award” means an Award granted pursuant to Section 8.

(cc)    “Outstanding Company Common Stock” has the meaning set forth in Section 10(e)(i).

(dd)    “Outstanding Company Voting Securities” has the meaning set forth in Section 10(e)(i).

(ee)    “Participant” means an Eligible Individual to whom an Award is or has been granted.

(ff)    “Performance Goals” means the performance goals established by the Committee in connection with the grant of an Award, which may be based on the attainment of specified levels of one or more of the following measures or other performance measures as are determined by the Committee in its sole discretion: stock price, earnings (whether based on earnings before taxes, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, or operating earnings), earnings per share, return on equity, return on assets or operating assets, asset quality, net interest margin, loan portfolio growth, efficiency ratio, deposit portfolio growth, liquidity, market share, customer service or satisfaction measures or indices, economic value added, shareholder value added or return, embedded value added, combined ratio, pre- or after-tax income, net income, cash flow (before or after dividends), cash flow per share (before or after dividends), gross margin, risk-based capital, revenues, revenue growth, return on capital (whether based on return on total capital or return on invested capital), cash flow return on investment, cost control, gross profit, operating profit or ratios, cash generation, unit volume, sales, asset quality, cost saving levels, market-spending efficiency, core non-interest income or change in working capital, expenses, charge-offs, credit quality, reductions in non-performing assets, the accomplishment of mergers, acquisitions, dispositions or similar extraordinary business transactions, environmental, social and governance or similar criteria, business plan performance, or product performance, in each case with respect to (a) the Company or any one or more Subsidiaries, divisions, business units, departments or business segments thereof, either in absolute terms or relative to the performance of one or more other companies (including an index covering multiple companies) or (b) an individual Participant.

(gg)    “Person” has the meaning set forth in Section 10(e)(i).

(hh)    “Plan” means this Independent Bank Corp. 2023 Omnibus Incentive Plan, as it may be amended.

(ii)    “Prior Plan” has the meaning set forth in Section 3(a).

(jj)    “Replaced Award” has the meaning set forth in Section 10(b).

(kk)    “Replacement Award” has the meaning set forth in Section 10(b).

(ll)    “Restricted Stock” means an Award granted under Section 6.

(mm)    “Restricted Stock Units” has the meaning set forth in Section 7(a).

(nn)    “Section 16(b)” has the meaning set forth in Section 2(g).

(oo)    “Separation from Service” has the meaning set forth in Section 409A of the Code.

(pp)    “Share” means a share of Common Stock.

(qq)    “Stock Appreciation Right” means an Award granted under Section 5(b).

(rr)    “Stock Option” means an Award granted under Section 5(a).

(ss)    “Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

(tt)    “Term” means the maximum period during which a Stock Option or Stock Appreciation Right may remain outstanding, subject to earlier termination upon Termination of Service or otherwise, as specified in the Award Agreement.

(uu)    “Termination of Service” means the termination of a Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee, (i) if a Participant’s employment with the Company and its Affiliates terminates but the Participant continues to provide services to the Company and its Affiliates in a nonemployee capacity, the status change shall not be deemed a Termination of Service and (ii) a Participant employed by, or performing services for, a Subsidiary or an Affiliate or a division of the Company and its Affiliates shall also be deemed to incur a Termination of Service if, as a result of a Disaffiliation, such Subsidiary, Affiliate or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an employee of, or service provider for, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation, or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Service. The Committee shall determine, in its sole discretion, the point at which a Participant who is on an approved leave of absence experiences a Termination of Service as a result of such leave of absence. Notwithstanding the foregoing provisions of this definition, with respect to any Award that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code, a Participant shall not be considered to have experienced a “Termination of Service” unless the Participant has experienced a Separation from Service.

SECTION 13.    Miscellaneous Provisions

(a)    Conditions for Issuance. The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of this Plan or agreements made pursuant to this Plan, the

Company shall not be required to issue or deliver any Shares (whether in certificated or book-entry form) under this Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of Shares on the Applicable Exchange; (ii) any registration or other qualification of Shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification that the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency that the Committee shall, in its absolute discretion, determine to be necessary or advisable.

(b)    Additional Compensation Arrangements. Nothing contained in this Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

(c)    No Contract of Employment. This Plan shall not constitute a contract of employment, and adoption of this Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

(d)    Taxes.

(i)    Withholding. No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign income or employment or other tax purposes with respect to any Award under this Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement, having a Fair Market Value on the date of withholding equal to the amount to be withheld for tax purposes, all in accordance with any procedures the Committee establishes. The obligations of the Company under this Plan shall be conditional on payment, or making arrangements for the payment, of taxes, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any taxes from any payment otherwise due to a Participant. The Committee may establish procedures as it deems appropriate, including allowing Participants to make irrevocable elections, for the settlement of withholding obligations with Common Stock.

(ii)    Section 409A. This Plan and the Awards hereunder are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, it is intended that this Plan be administered in all respects in accordance with Section 409A of the Code. Each payment under any Award shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under any Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code. Notwithstanding any other provision of this Plan or any Award Agreement to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that otherwise would be payable by reason of a Participant’s Separation from Service during the six-month period immediately following such Separation from Service shall instead be paid or provided on the first business day following the date that is six months following the Participant’s Separation from Service or any earlier date permitted by Section 409A of the Code. If the Participant dies following the Separation from Service and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Participant’s estate within 30 days following the date of the Participant’s death.

(e)    Limitation on Dividend Reinvestment and Dividend Equivalents. If and to the extent provided in an Award Agreement, the reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units, shall be permissible only if sufficient Shares are available under Section 3 for such reinvestment or payment (taking into account then-outstanding Awards). If sufficient Shares are not available for reinvestment or payment, the reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the Shares that would have been obtained by the payment or reinvestment settled in cash and for dividend equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 13(e).

(f)     Designation of Death Beneficiary. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of a Participant’s death are to be paid or by whom any rights of an Eligible Individual, after a Participant’s death, may be exercised.

(g)    Subsidiary Employees. In the case of a grant of an Award to any Eligible Individual employed by a Subsidiary, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the Shares to such employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of this Plan. All Shares underlying Awards that are forfeited or canceled revert to the Company.

(h)    Governing Law and Interpretation. This Plan and all Awards made and actions taken hereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions of this Plan and shall have no force or effect. Whenever the word “include,” “includes” or “including” is used in this Plan, it shall be deemed to be followed by the words “but not limited to” and the word “or” shall be understood to mean “and/or.”

(i)    Nontransferability. Except as otherwise provided in Section 5(h) or as determined by the Committee, Awards under this Plan are not transferable except by will or by laws of descent and distribution.

(j)    Unfunded Status of this Plan. It is intended that this Plan constitute an “unfunded” plan. Neither the Company nor the Committee shall have any obligation to segregate assets or establish a trust or other arrangements to meet the obligations created under this Plan. Any liability of the Company to any Participant with respect to an Award shall be based solely upon contractual obligation created by this Plan and the Award Agreement. No such obligation shall be deemed to be secured by any pledge or encumbrance on the property of the Company.

(k)    Recoupment. Any Award may be subject to recoupment by the Company as set forth in the Company’s clawback policy. This Section 13(k) shall be a nonexclusive remedy and nothing contained in this Section 13(k) shall preclude the Company from pursuing any other applicable remedies available to it, whether in addition to, or in lieu of, application of this Section 13(k).